Exhibit 99.1

SWM ANNOUNCES THIRD QUARTER 2018 RESULTS AND DIVIDEND INCREASE

ALPHARETTA, GA, November 7, 2018 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) reported earnings results for the three month period ended September 30, 2018 and announced a 2% increase of its per share quarterly cash dividend rate to $0.44 from $0.43.

Adjusted measures are reconciled to GAAP at the end of this release. Financial measures are from continuing operations and per share data is on a diluted basis. Financial and operating comparisons are versus the prior year period. Definitions: 2017 Tax Cuts and Jobs Act (Tax Act), Advanced Materials & Structures (AMS), reverse osmosis (RO), Engineered Papers (EP), low ignition propensity (LIP), reconstituted tobacco leaf (RTL), heat-not-burn (HnB)

Third Quarter 2018 Financial Results Summary

•	Total sales grew 1% to $260.3 million (no acquisition benefit)

•	GAAP operating profit was $31.1 million, or 11.9% of sales, down 21%; adjusted operating profit was $36.7 million, or 14.1% of sales, also down 21%

•	GAAP earnings per share was $1.33, up 58%, and included a $0.43 per share favorable tax adjustment related to the 2017 Tax Act in the U.S.; Adjusted EPS was $0.77, down 23%

Third Quarter 2018 Business Highlights

•	AMS segment sales increased 4% (no acquisition benefit) with filtration leading the portfolio

•
AMS GAAP and adjusted operating profit margin contracted 340 and 440 basis points, respectively, compared to strong segment margin in the prior year period, due primarily to escalating resin costs and expenses associated with the Austin site closure

•	EP segment sales decreased 1%; positive price/mix performance of 5% nearly offset a 6% volume decline

•	EP GAAP and adjusted operating profit margins contracted 370 and 400 basis points, respectively, due primarily to higher wood pulp costs

•	The Company issued $350 million of unsecured notes and refinanced its credit facility, provided increased financial flexibility and extended debt maturities

Dr. Jeff Kramer, Chief Executive Officer, commented, "Third quarter results reflected continued organic top-line growth, which was overshadowed by the challenges of an inflationary raw materials cost environment and the inherent timing lag for price recovery. That said, we are still tracking close to our full year plan, and we expect margin pressure to subside in the coming quarters following the closure of an AMS site in November and additional price increases in both operating segments."

"AMS sales increased 4%, with continued momentum in filtration led by double-digit growth in our RO water business. We are also seeing our infrastructure and construction business resume normalized growth rates after poor weather conditions caused a slow start to the year. Consistent with 2018 trends, higher sales were offset by elevated resin costs and anticipated expenses related to the Austin site closure, which created a challenging comparison to strong segment adjusted operating margin in the prior year period. While we had previously raised prices in response to higher-than-expected polypropylene resin costs, the continued escalation of those costs have made it challenging to balance the timing of additional pricing actions. We have recently implemented another round of price increases, effective during the fourth quarter, across a large portion of the AMS portfolio."

"EP segment sales declined 1% as continued positive mix and selective price increases nearly offset the tobacco-driven volume decline. Higher pulp costs continued to pressure margins, but we believe price increases in several product lines and pricing resets on several large paper contracts in early 2019 will provide some offsets."

Dr. Kramer concluded, "In September, we completed a significant balance sheet initiative, refinancing our credit facility and issuing $350 million of senior unsecured notes. By introducing unsecured debt into our capital structure and extending the term of our credit facility, we have improved our financial flexibility. In a rising interest rate environment, and with increasing global uncertainties, we were pleased to complete this transaction, achieve our objectives in an attractive manner, and welcome our new credit investors to the SWM story. The expected incremental interest and certain one-time transaction expenses in 2018 from the recent financing activities total approximately $0.05 per share and were not contemplated in our original 2018 Adjusted EPS guidance of $3.30 to $3.45. Despite substantial raw materials increases, we believe we are in position to the finish the year at the lower end of our original guidance range, excluding the impact of the financing activities, due to a combination of operational improvements, increased pricing, favorable currency, and a lower tax rate."

Third Quarter 2018 Financial Results

Advanced Materials & Structures segment sales were $120.8 million, up 4%, with no acquisition benefit in the quarter. Double-digit growth in filtration, with particular strength in RO water, was the key driver. Infrastructure and construction, transportation, and medical sales also increased, while industrial declined. GAAP operating profit was $11.9 million, down 23%. Adjusted operating profit was $17.5 million, down 20%, with margin contracting 440 basis points to 14.5% compared to strong segment profitability in the prior-year quarter. Significantly higher resin costs and certain site closure expenses related to the Austin facility were the primary factors of the margin decline. Recently implemented price increases and the closure of the Austin site are expected to drive improved results in the fourth quarter of 2018.

Engineered Papers segment sales were $139.5 million, down 1%, with 5% positive price/mix combining to nearly offset a volume decline of 6%, with most product lines lower versus last year. Currency provided a 1% headwind (% changes of volume/price/mix/currency do not sum to sales growth due to rounding). GAAP operating profit was $27.5 million, down 17%, and adjusted operating profit was $27.5 million, down 18%; adjusted operating profit margin contracted by 400 basis points, due primarily to higher pulp costs and other inflationary pressures and reduced manufacturing efficiencies and overhead absorption as a result of lower volume. Favorable currency movements resulted in a $1.3 million benefit to operating profit due to lower local currency costs at certain sites.

Unallocated GAAP and adjusted expenses were each $8.3 million, down 10% and 11%, respectively. Adjusted unallocated expenses were 3.2% of total sales, down 40 basis points.

Consolidated sales were $260.3 million, up 1% (no acquisition benefit). GAAP operating profit was $31.1 million, down 21%, and GAAP operating profit margin was 11.9%, down 330 basis points. Adjusted operating profit was $36.7 million, down 21% and adjusted operating profit margin was 14.1%, down 380 basis points. Adjusted EBITDA was $46.5 million, down 17%, and adjusted EBITDA margin was 17.9%, down 370 basis points.

GAAP income was $40.9 million, up 59%; this equated to GAAP EPS of $1.33. Adjusted income was $24.5 million, down 20%; this equated to Adjusted EPS of $0.77. Interest expense was $7.3 million, as lower outstanding debt balances essentially offset higher effective interest rates and a $0.5 million write-off of unamortized debt issuance costs as a result of the credit facility refinancing. Other income was $11.2 million, up from $3.3 million, and included a $10.2 million gain from the revaluation of a contingent consideration liability related to the Conwed acquisition. The Company reported an income tax benefit of $5.6 million during the third quarter, due to a $13.0 million favorable adjustment related to the 2017 Tax Act in the U.S.; adjusting for this item, tax rate was 21.2%, down from 27.0%, due primarily to the impact of new tax legislation in the U.S. The Chinese JVs generated a $0.01 gain for both GAAP EPS and Adjusted EPS, versus a breakeven result in the prior year period. Net currency movements had less than a 1% negative impact on sales and a $1.5 million positive impact on operating profits; the translation impact of net currency movements was negative $0.01 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS. The largest item was a $0.43 non-cash per share benefit from to a favorable tax adjustment to the Company's initial estimated impact of the 2017 Tax Act in the U.S. Other significant items included a $0.25 per share non-cash gain related to the revaluation of a contingent consideration liability related to the 2017 acquisition of Conwed, and purchase accounting expenses of $0.11 per share (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as any non-cash one-time inventory step-up charges, associated with AMS acquisitions). Restructuring and impairment expenses were $0.01 per share.

2018 Year-to-Date Financial Results

Advanced Materials & Structures segment sales were $360.1 million, up 8%, including the 3-week partial period benefit from the Conwed acquisition in 2018. Pro forma (assuming SWM had owned Conwed for the full first quarter of 2017) organic growth was 5%. Strong sales increases in filtration, medical, and transportation products were key drivers while infrastructure and construction was flat and industrial declined slightly. GAAP operating profit was $39.5 million, down 3%. Adjusted operating profit was $56.3 million, down 10%, with margin contracting 310 basis points to 15.6%. Accelerated depreciation and anticipated manufacturing inefficiencies related to the Austin site closure and higher resin costs were the primary negative factors.

Engineered Papers segment sales were $432.5 million, up 5%, with favorable currency movements of $16.5 million, or 4%. Overall volume decreased 3%, driven by lower reconstituted tobacco volumes while cigarette and non-tobacco papers were down less than 1%. Price and mix combined for a 4% sales increase. GAAP operating profit was $94.7 million, up 2%, and adjusted operating profit was $94.9 million, up 1%; adjusted operating profit margin declined 100 basis points. The decrease was primarily driven by higher pulp costs and other inflationary pressures, which offset improved manufacturing efficiency versus a prior year period that was negatively impacted by certain production issues (during first quarter 2017). Favorable currency movements resulted in a $6.4 million benefit to operating profit.

Unallocated GAAP and adjusted expenses were each $26.0 million, down 1%. Adjusted unallocated expenses were 3.3% of total sales, down 20 basis points.

Consolidated sales were $792.6 million, up 6%, and 5% on an organic basis (pro forma assuming SWM had owned Conwed for the full first quarter of 2017). GAAP operating profit was $108.2 million, up 1%, and GAAP operating profit margin was 13.7%, down 70 basis points. Adjusted operating profit was $125.2 million, down 4%, and adjusted operating profit margin was 15.8%, down 170 basis points. Adjusted EBITDA was $155.1 million, down 1%, and adjusted EBITDA margin was 19.6%, down 150 basis points.

GAAP income was $87.6 million, up 42%; this equated to GAAP EPS of $2.84. Adjusted income was $80.1 million, up 3%; this equated to Adjusted EPS of $2.58. Interest expense was $20.1 million, as lower outstanding debt balances essentially offset higher effective interest rates and a $0.5 million write-off of unamortized debt issuance costs as a result of the credit facility refinancing. Other income was $10.4 million, up from $0.6 million, and included a $10.2 million gain from the revaluation of a contingent consideration liability related to the Conwed acquisition. The Company reported a year-to-date effective tax rate of 10.6%, driven by a $13.0 million favorable adjustment related to the 2017 Tax Act in the U.S.; adjusting for this item, the effective tax rate was 23.8%, down from 30.2%, due primarily to the impact of new tax legislation in the U.S. The Chinese JVs generated a $0.02 loss for both GAAP EPS and Adjusted EPS, versus a $0.01 gain in the prior year period. Net currency movements had a 3% positive impact on sales and a $7.4 million positive impact on operating profits; the translation impact of net currency movements was positive $0.06 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS. The largest item was a $0.43 non-cash per share benefit from to a favorable tax adjustment to the Company's initial estimated impact of the 2017 Tax Act in the U.S. Other significant items included purchase accounting expenses of $0.39 per share, down $0.05 (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as any non-cash one-time inventory step-up charges, associated with AMS acquisitions) and a $0.25 per share non-cash gain related to the revaluation of a contingent consideration liability related to the 2017 acquisition of Conwed. Restructuring and impairment expenses were $0.03 per share, down $0.06.

Cash Flow, Debt, & Dividend

Year-to-date 2018 cash provided by operating activities was $93.0 million, flat with prior year. The Company's working capital-related cash outflows were $31.3 million, up $9.5 million, due mainly to higher receivables associated with higher sales. Capital spending and capitalized software totaled $20.9 million, down $9.2 million, due mainly to timing of capital projects. Free cash flow increased to $72.1 million, from $63.1 million in the prior year period, due mostly to lower capital spending. Year-to-date, the Company has paid dividends to stockholders totaling $39.7 million.

Total debt was $640.8 million on September 30, 2018, down $43.4 million from year end 2017; net debt was $550.3 million on September 30, 2018, down $27.0 million from year end 2017. At the end of the third quarter, the Company issued $350 million of senior unsecured notes and refinanced and extended its credit facility. Pursuant to the debt covenants, the Company's net debt to adjusted EBITDA was approximately 2.6x as of September 30, 2018, down from 3.0x at year-end 2017.

The Company announced a 2.3% increase of its quarterly cash dividend per share to $0.44 per share from $0.43. The dividend will be payable on December 21, 2018 to stockholders of record as of November 30, 2018.

2018 Financial Outlook

In February 2018, the Company issued Adjusted EPS guidance of $3.30 to $3.45, which equated to $2.73 to $2.88 of GAAP EPS. Due mainly to significant raw material cost increases throughout the year, the Company expects 2018 Adjusted EPS to finish at the lower end of guidance, excluding the impact of the debt refinancing. The impacts of the incremental interest and other related expenses associated with the debt refinancing were not contemplated in initial guidance, and are expected to reduce 2018 GAAP and adjusted EPS by $0.05.

Conference Call

SWM will hold a conference call to review third quarter 2018 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, November 8, 2018. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site under the Investor Relations section in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered papers, films, nets, and non-wovens for a variety of applications and industries. As experts in manufacturing materials made from fibers, resins, and polymers, we provide our customers critical components that enhance the performance of their end products. The Advanced Materials & Structures segment focuses on resin-based rolled goods for the filtration, transportation, infrastructure & construction, medical, and industrial end-markets. This segment was established in 2013 as part of a strategic transformation intended to diversify SWM's historical concentration in the tobacco industry and reposition the Company for long-term growth. The Company currently generates approximately half of its total sales outside the tobacco industry. The Engineered Papers segment remains primarily focused on supplying major cigarette manufacturers with a variety of specialty papers. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,600 people worldwide. For further information, please visit SWM's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws that are subject to the safe harbor created by such laws and other legal protections.  Forward-looking statements include, without limitation, those regarding 2018 guidance and future performance, future impact of hagher raw materials costs, future market and EPS trends, future EPS contributions of our China JVs and RTL, AMS margins, sales and volume trends, growth prospects, capital spending, currency rates and trends and impact on EPS, 2018 momentum, impact of recently initiated price increases, future cash flows, the Tax Act, effective tax rates, 2018 LIP sales trends, future RTL volumes, LIP pricing and royalties, diversification efforts of our AMS segment, future results of legacy AMS operations, future growth of non-tobacco sales, and other statements generally identified by words such as "believe," "expect," "intend," "guidance," "plan," "forecast," "potential," "anticipate," "confident," "project," "appear," "future," "should," "likely," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and certain risks, uncertainties (some of which are beyond the Company’s control) and assumptions that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Report on Form 10-Q for the period ended June 30, 2018, and other reports filed with the SEC, which can be found at the SEC’s website www.sec.gov, as well as the following factors:

•
Recent changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain and could be material, in addition to the extent to which states may conform to the newly enacted federal tax law as well as the impact of the tax reform on holders of our common stock;

•
Changes in sales or production volumes, pricing and/or manufacturing costs of reconstituted tobacco products, cigarette paper (including for LIP cigarettes), AMS end-market products due to changing customer demands (including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products), new technologies such as e-cigarettes, inventory adjustments and rebalancings, competition or otherwise;

•	Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•
Changes in the source and intensity of competition in our commercial segments. We operate in highly competitive markets in which alternative supplies and technologies may attract our customers away from our products. In additional, our customers may, in some cases, produce for themselves the components that the Company sells to them for incorporation into their products, thus reducing or eliminating their purchases from us;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

•
Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, could impact the sales and profitability of our products;

•	Adverse changes in the oil, gas, automotive, construction and infrastructure, and mining sectors impacting key AMS segment customers;

•	Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs;

•	Employee retention and labor shortages;

•
Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including loi de Securisation de l'emploi, unionization rule and regulations by the National Labor Relations Board, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	Labor strikes, stoppages, disruptions or other disruptions at our facilities;

•	The impact of recently enacted tariffs, and the imposition of any future tariffs and other trade barriers, and the effects of retaliatory trade measures;

•
Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•	New reports as to the effect of smoking on human health or the environment;

•
Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the euro and Real) and on interest rates;

•	Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

•
The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

•
Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•
International conflicts and disputes, such as those involving the Russian Federation, Korea and the Middle East, which restrict our ability to supply products into affected regions, due to the corresponding effects on demand, the application of international sanctions, or practical consequences on transportation, banking transactions, and other commercial activities in troubled regions;

•	Compliance with the FCPA and other anti-corruption laws or trade control laws, as well as other laws governing our operations;

•	The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•	A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•	The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil and France;

•	The outcome and cost of LIP-related intellectual property infringement and validity litigation in Europe and the European Patent Office opposition proceedings;

•
Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

•
Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

•
Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco-related products;

•	Costs and timing of implementation of any upgrades or changes to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;

•	Changes in tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities;

•	Changes in construction and infrastructure spending and its impact on demand for certain products;

•	Potential loss of consumer awareness and demand for acquired companies’ products if it is decided to rebrand those products under the Company’s legacy brand names; and

•	Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2017, our Quarterly Report on Form 10-Q for the period ended June 30, 2018, and other reports we file from time to time, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this release. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses, certain purchase accounting adjustments related to AMS segment acquisitions, interest expense, income tax provision, capital spending, capitalized software, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results excluding currency impacts. This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not intended to be considered in isolation or as alternatives or substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared and presented in accordance with GAAP. The non-GAAP financial measures used in this release may be different from the measures used by other companies.

(Tables to Follow)

SOURCE SWM:

CONTACT

Andrew Wamser
Chief Financial Officer
+1-770-569-4271

Or

Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
AMS	$120.8	$116.2	4.0%	$360.1	$334.0	7.8%
EP	139.5	141.6	(1.5)%	432.5	412.4	4.9%
Total Consolidated	$260.3	$257.8	1.0%	$792.6	$746.4	6.2%

Operating Profit (Loss)
	Three Months Ended September 30,				Nine Months Ended September 30,
			Return on Net Sales				Return on Net Sales
	2018	2017	2018	2017	2018	2017	2018	2017
AMS	$11.9	$15.4	9.9%	13.3%	$39.5	$40.9	11.0%	12.2%
EP	27.5	33.1	19.7%	23.4%	94.7	92.6	21.9%	22.5%
Unallocated	(8.3)	(9.2)			(26.0)	(26.3)
Total Consolidated	$31.1	$39.3	11.9%	15.2%	$108.2	$107.2	13.7%	14.4%

Restructuring & Impairment Expenses and Purchase Accounting Adjustments
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
AMS - Restructuring & Impairment Expenses	$0.4	$1.2	$1.2	$2.4
AMS - Purchase Accounting Adjustments	5.2	5.4	15.6	19.2
EP - Restructuring & Impairment Expenses	—	0.4	0.2	1.7
Unallocated	—	(0.1)	—	0.1
Total Consolidated	$5.6	$6.9	$17.0	$23.4

Adjusted Operating Profit (Loss) *
	Three Months Ended September 30,				Nine Months Ended September 30,
			Return on Net Sales				Return on Net Sales
	2018	2017	2018	2017	2018	2017	2018	2017
AMS	$17.5	$22.0	14.5%	18.9%	$56.3	$62.5	15.6%	18.7%
EP	27.5	33.5	19.7%	23.7%	94.9	94.3	21.9%	22.9%
Unallocated	(8.3)	(9.3)			(26.0)	(26.2)
Total Consolidated	$36.7	$46.2	14.1%	17.9%	$125.2	$130.6	15.8%	17.5%

* Adjusted Operating Profit (Loss), a non-GAAP financial measure, is calculated by adding Restructuring & Impairment Expenses and Purchase Accounting Adjustments to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating profit	$31.1	$39.3	$108.2	$107.2
Plus: Restructuring and impairment expense	0.4	1.5	1.4	4.2
Plus: Purchase accounting adjustments	5.2	5.4	15.6	19.2
Adjusted Operating Profit	$36.7	$46.2	$125.2	$130.6

Income	$40.9	$25.7	$87.6	$61.7
Plus: Restructuring and impairment expense	0.4	1.5	1.4	4.2
Less: Tax impact of restructuring and impairment expense	(0.1)	(0.4)	(0.4)	(1.2)
Plus: Purchase accounting adjustments	5.4	5.4	16.3	19.2
Less: Tax impact of purchase accounting adjustments	(1.4)	(1.5)	(4.1)	(5.9)
Plus: Revaluation of contingent consideration	(10.2)	—	(10.2)	—
Less: Tax impact of revaluation of contingent consideration	2.5	—	2.5	—
Plus: Transitional Tax Adjustment	(13.0)	—	(13.0)	—
Adjusted Income	$24.5	$30.7	$80.1	$78.0

Earnings per share - diluted	$1.33	$0.84	$2.83	$2.01
Plus: Loss per share from discontinued operations	—	—	0.01	—
Earnings per share from continuing operations	1.33	0.84	2.84	2.01
Plus: Restructuring and impairment expense	0.01	0.04	0.04	0.13
Less: Tax impact of restructuring and impairment expense	—	(0.02)	(0.01)	(0.04)
Plus: Purchase accounting adjustments	0.17	0.18	0.53	0.63
Less: Tax impact of purchase accounting adjustments	(0.06)	(0.04)	(0.14)	(0.19)
Plus: Revaluation of contingent consideration	(0.33)	—	(0.33)	—
Less: Tax impact of revaluation of contingent consideration	0.08	—	0.08	—
Plus: Transitional Tax Adjustment	(0.43)	—	(0.43)	—
Adjusted Earnings Per Share - Diluted	$0.77	$1.00	$2.58	$2.54

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net Income	$41.0	$25.8	$87.3	$61.8
Plus: Loss (income) from discontinued operations	(0.1)	(0.1)	0.3	(0.1)
Income from continuing operations	40.9	25.7	87.6	61.7
Plus: Interest expense	7.3	7.4	20.1	20.0
Plus: Provision for income taxes	(5.6)	9.5	10.4	26.5
Plus: Depreciation & amortization	15.0	15.0	45.5	46.0
Plus: Restructuring and impairment expense	0.4	1.5	1.4	4.2
Plus: Loss (income) from equity affiliates	(0.3)	—	0.5	(0.4)
Plus: Other income, net	(11.2)	(3.3)	(10.4)	(0.6)
Adjusted EBITDA from continuing operations	$46.5	$55.8	$155.1	$157.4

Cash provided by operating activities	$37.1	$48.4	$93.0	$93.2
Less: Capital spending	(6.1)	(8.2)	(19.8)	(27.5)
Less: Capitalized software costs	(0.5)	(1.0)	(1.1)	(2.6)
Free Cash Flow	$30.5	$39.2	$72.1	$63.1

			September 30, 2018	December 31, 2017

Total Debt			$640.8	$684.2
Less: Cash			90.5	106.9
Net Debt			$550.3	$577.3